Exhibit 99.1
NEWS RELEASE

The Andersons, Inc. Reports Third Quarter Results

MAUMEE, OHIO, November 4, 2025 - The Andersons, Inc. (Nasdaq: ANDE) announces financial results for the third quarter ended September 30, 2025.

Third Quarter Highlights:
•Reported net income attributable to The Andersons of $20 million or $0.59 per diluted share and adjusted net income attributable of $29 million, or $0.84 per diluted share
•Adjusted EBITDA of $78 million
•Renewables reported pretax income of $43 million and adjusted pretax income attributable of $46 million on strong operating performance and year-to-date 45Z tax credits
•Agribusiness recorded pretax income of $1 million and adjusted pretax income attributable of $2 million

"This quarter's results include 100% ownership of our ethanol plants for August and September as a result of the acquisition we completed at the end of July. We are excited to have full control over these strategic assets and are both evaluating and implementing a variety of enhancements to continue improving ethanol and co-product yields while lowering the carbon intensity of the ethanol we produce,” said President and CEO Bill Krueger. "During the third quarter, we successfully completed our analysis of the requirements to qualify for 45Z tax credits. The year-to-date impact for our share of ethanol gallons sold is reflected in this quarter. We continue to be encouraged on fundamentals in Renewable fuels and will look for further opportunities to grow our presence in the space.”

"We are progressing on our Port of Houston project, a strategic investment to add export capacity for soybean meal and efficiency improvements to the existing grain operations, which we expect will be completed in mid-2026. We continue to integrate Skyland Grain, LLC assets into our Agribusiness segment. Additionally, we are investing in our premium food corn business to increase capacity resulting from growing customer demand. We are on track to meet our run-rate EPS target by the end of 2026, and we anticipate further growth opportunities resulting from the current agricultural environment. We will be hosting an Investor Day on December 9, where we plan to provide updated long-range financial targets," continued Krueger.

Cash, Liquidity, and Long-Term Debt Management

"Our businesses continue to generate strong cash flows, allowing us to fund the ethanol purchase with cash on hand and only a minimal increase to our operating line. We expect to continue to fund many of our growth projects internally and our debt remains at a modest level," said Executive Vice President and CFO Brian Valentine. "As a reminder, we now have access to 100% of the cash generated by our ethanol operations. We remain below our long-term debt to EBITDA target of less than 2.5 times and are pleased with the strength of our balance sheet."

Cash provided by operating activities was $234 million and a use of $2 million in the third quarter of 2025 and 2024, respectively. Cash from operations before working capital changes in the same periods was $68 million and $86 million, respectively. Cash spent on capital projects in the quarter totaled $67 million, a $29 million increase from 2024.

Third Quarter Segment Overview

$ in millions, except per share amounts
	Q3 2025	Q3 2024	Variance	YTD 2025	YTD 2024	Variance
Pretax Income	$25.8	$62.2	$(36.4)	$53.9	$133.5	$(79.6)
Pretax Income Attributable to the Company[1]	19.9	38.1	(18.2)	34.0	85.8	(51.8)
Adjusted Pretax Income Attributable to the Company[1]	31.1	34.6	(3.5)	49.3	86.1	(36.8)
Agribusiness[1]	2.5	19.2	(16.7)	19.2	57.3	(38.1)
Renewables[1]	46.3	25.9	20.4	71.2	62.9	8.3
Other[1]	(17.7)	(10.5)	(7.2)	(41.1)	(34.1)	(7.0)
Net Income Attributable to the Company	20.1	27.4	(7.3)	28.3	68.9	(40.6)
Adjusted Net Income Attributable to the Company[1]	28.5	24.7	3.8	40.9	69.8	(28.9)
Diluted Earnings Per Share ("EPS")	0.59	0.80	(0.21)	0.82	2.01	(1.19)
Adjusted EPS[1]	0.84	0.72	0.12	1.19	2.04	(0.85)
EBITDA[1]	69.0	101.0	(32.0)	189.0	246.6	(57.6)
Adjusted EBITDA[1]	$78.3	$97.4	$(19.1)	$200.7	$246.9	$(46.2)
[1] Non-GAAP financial measures; see appendix for explanations and reconciliations.

Grain Markets Remain Over-Supplied, Wheat Harvests Complete

Agribusiness recorded pretax income of $1 million and adjusted pretax income attributable to the company of $2 million for the quarter, compared to pretax income of $23 million and adjusted pretax income of $19 million in the third quarter of 2024.

Trade policy uncertainty, along with ongoing low prices and volatility, led to reduced gross profit in our grain assets and merchandising businesses (excluding Skyland). Lower margins across our assets and merchandising footprint and lower put through volumes at our assets contributed to this decline compared to Q3 2024. Wheat harvest was completed during the quarter with higher-than-expected volumes, allowing our elevators in both the eastern and western grain belts to accumulate bushels at favorable basis values.

Fall harvest kicked off in the third quarter and is continuing to progress with yields varying across the country. With a large harvest and low market prices, feed and end-use customers continue to limit their purchasing to immediate needs. We expect elevation margins and merchandising opportunities to increase in the fourth quarter. Our balanced asset and merchandising portfolio enable opportunities in various market conditions, including this current period of higher supply with limited volatility.

The third quarter nutrient business saw increased margins and higher year-over-year volumes in this seasonally slow quarter. Fourth quarter farmer fertilizer sales and applications, weather permitting, should realize higher margins but may see reduced demand due to low grain prices.

Agribusiness’ third quarter adjusted EBITDA was $29 million, compared to $45 million in 2024.

Renewables with Solid Quarter on Efficient Operations and Acquisition; Tax Credit Benefit

The Renewables segment reported pretax income of $43 million and adjusted pretax income attributable to the company of $46 million in the third quarter. For the same period in 2024, the segment reported pretax income of $50 million and pretax income attributable to the company of $26 million.

Results include two months of full ownership of the ethanol plants and the recording of year-to-date 2025 45Z tax credits of $20 million. The ethanol plants continue to run efficiently, resulting in slightly higher year-over-year yields and gallons produced. Lower board crush, higher corn basis, and increased natural gas costs contributed to lower overall margins. Plant co-product contribution improved with higher distillers corn oil prices, partially offset by declines in values of dried distillers grain. The impact of full ownership of the plants added pretax earnings of approximately $12 million, or $0.28 per share, to the quarter's results.

Strong ethanol demand, including exports, and an expected reduction in corn costs post-harvest should provide support for ethanol values. Under current law, 45Z tax credits remain in effect through 2029, providing continued policy support for renewable fuels and future growth opportunities at our plants. One such opportunity is at our Clymers, Indiana, facility, where a Class VI well permit for our completed test well is currently progressing through the EPA’s approval process. Once approved, this facility will be eligible to sequester carbon on-site, decreasing our carbon intensity score even further.

Renewables had adjusted third quarter EBITDA of $67 million in 2025, compared to EBITDA of $63 million in 2024.

Income Taxes

The company recorded a modest income tax benefit for the quarter. This is a result of non-taxable 45Z income recognized and the elimination of certain reserves against uncertain tax positions related to R&D tax credits. Including full ownership of the ethanol plants, we now anticipate a full-year adjusted effective rate of approximately 15% - 18% which includes the impact of the expected full year non-taxable credits.

Conference Call

The company will host a webcast on Wednesday, November 5, 2025, at 8:30 a.m. ET, to discuss its performance and provide its outlook for the fourth quarter of 2025 and early 2026. To access the call, please dial 888-317-6003 or 412-317-6061 (elite entry number is 6342920). It is recommended that you call 10 minutes before the conference call begins.

To access the webcast, click on the link: https://app.webinar.net/MyZDd8eY3O0 and submit the requested information as directed. A replay of the call can also be accessed under the heading "Investors" on the company’s website at www.andersonsinc.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, geopolitical risk, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures

This release contains non-GAAP financial measures. The company believes that pretax income (loss) attributable to the company; adjusted pretax income (loss) attributable to the company; adjusted pretax income (loss); adjusted net income attributable to the company; adjusted diluted earnings per share; earnings before interest, taxes, depreciation, and amortization (or EBITDA); adjusted EBITDA; and cash from operations before working capital changes provide additional information to investors and others about its operations, allowing an evaluation of underlying operating performance and liquidity and better period-to-period comparability. The above measures are not and should not be considered as alternatives to pretax income (loss) or income (loss) before income taxes, net income (loss), diluted earnings (loss) per share attributable to The Andersons, Inc. common shareholders and cash provided by (used in) operating activities as determined by generally accepted accounting principles. Reconciliations of the GAAP to non-GAAP measures may be found within this press release and the financial tables provided herein.

Company Description

The Andersons, Inc., is a North American agriculture company that conducts business in the agribusiness and renewables sectors. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com.

Investor Relations Contact
Mike Hoelter
Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2025	2024	2025	2024
Sales and merchandising revenues	$2,677,712	$2,620,988	$8,472,679	$8,134,410
Cost of sales and merchandising revenues	2,506,840	2,443,863	7,990,519	7,653,594
Gross profit	170,872	177,125	482,160	480,816
Operating, administrative and general expenses	172,554	120,494	452,897	356,466
Interest expense, net	10,478	8,361	35,069	21,494
Other income, net	38,003	13,922	59,697	30,651
Income before income taxes	25,843	62,192	53,891	133,507
Income tax (benefit) provision	(228)	10,731	5,682	16,911
Net income	26,071	51,461	48,209	116,596
Net income attributable to noncontrolling interests	5,933	24,096	19,930	47,674
Net income attributable to The Andersons, Inc.	$20,138	$27,365	$28,279	$68,922

Earnings per share attributable to The Andersons, Inc. common shareholders:
Basic earnings:	$0.59	$0.80	$0.83	$2.03
Diluted earnings:	$0.59	$0.80	$0.82	$2.01

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	September 30, 2025	December 31, 2024	September 30, 2024
Assets
Current assets:
Cash and cash equivalents	$81,630	$561,771	$454,065
Accounts receivable, net	715,761	764,550	756,618
Inventories	899,278	1,286,811	884,339
Commodity derivative assets – current	154,449	148,801	122,326
Other current assets	110,045	88,344	113,726
Total current assets	1,961,163	2,850,277	2,331,074
Property, plant and equipment, net	905,761	868,151	709,951
Other assets, net	430,035	402,886	347,273
Total assets	$3,296,959	$4,121,314	$3,388,298

Liabilities and equity
Current liabilities:
Short-term debt	$141,356	$166,614	$14,716
Trade and other payables	782,683	1,047,436	774,347
Customer prepayments and deferred revenue	71,989	194,025	67,899
Commodity derivative liabilities – current	68,618	59,766	85,640
Current maturities of long-term debt	63,888	36,139	27,727
Accrued expenses and other current liabilities	201,939	227,192	207,543
Total current liabilities	1,330,473	1,731,172	1,177,872
Long-term debt, less current maturities	569,052	608,151	542,564
Other long-term liabilities	174,417	182,155	144,855
Total liabilities	2,073,942	2,521,478	1,865,291
Total equity	1,223,017	1,599,836	1,523,007
Total liabilities and equity	$3,296,959	$4,121,314	$3,388,298

The Andersons, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended September 30,
(in thousands)	2025	2024
Operating Activities
Net income	$48,209	$116,596
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	100,058	91,626
Other	20,054	15,146
Changes in operating assets and liabilities:
Accounts receivable	42,850	3,498
Inventories	391,784	278,947
Commodity derivatives	2,541	49,327
Other current and non-current assets	(16,914)	(59,376)
Payables and other current and non-current liabilities	(405,399)	(433,069)
Net cash provided by operating activities	183,183	62,695
Investing Activities
Purchases of property, plant and equipment and capitalized software	(162,210)	(93,230)
Insurance proceeds	26,187	9,219
Other	8,723	(6,581)
Net cash used in investing activities	(127,300)	(90,592)
Financing Activities
Net payments under short-term lines of credit	(27,709)	(27,054)
Proceeds from issuance of long-term debt	14,700	—
Payments of long-term debt	(26,519)	(20,649)
Purchase of noncontrolling interest in a consolidated subsidiary	(425,000)	—
Distributions to noncontrolling interest owner	(33,657)	(87,325)
Dividends paid	(19,894)	(19,466)
Common stock repurchased	(15,366)	—
Value of shares withheld for taxes	(4,011)	(8,101)
Other	(521)	—
Net cash used in financing activities	(537,977)	(162,595)
Effect of exchange rates on cash and cash equivalents	1,953	703
Decrease in cash and cash equivalents	(480,141)	(189,789)
Cash and cash equivalents at beginning of period	561,771	643,854
Cash and cash equivalents at end of period	$81,630	$454,065

The Andersons, Inc.
Adjusted Net Income Attributable to The Andersons, Inc.
A non-GAAP financial measure
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2025	2024	2025	2024
Net income	$26,071	$51,461	$48,209	$116,596
Net income attributable to noncontrolling interests	5,933	24,096	19,930	47,674
Net income attributable to The Andersons, Inc.	20,138	27,365	28,279	68,922
Adjustments:
Asset impairment	11,376	—	11,376	—
Loss on investments	—	—	7,178	—
Acquisition costs	5,927	—	5,927	—
Transaction related compensation	1,712	1,668	5,583	8,568
Pension settlement	1,448	—	1,448	—
Severance expense	—	—	1,197	—
Gain on sales of assets and businesses, net	(1,567)	—	(4,757)	—
Insured inventory and property recoveries, net	(7,726)	(5,204)	(12,645)	(5,204)
Gain on deconsolidation of joint venture	—	—	—	(3,117)
Income tax impact of adjustments[1]	(2,792)	884	(2,649)	632
Total adjusting items, net of tax	8,378	(2,652)	12,658	879
Adjusted net income attributable to The Andersons, Inc.	$28,516	$24,713	$40,937	$69,801

Diluted earnings per share attributable to The Andersons, Inc. common shareholders	$0.59	$0.80	$0.82	$2.01

Impact on diluted earnings (loss) per share	$0.25	$(0.08)	$0.37	$0.03
Adjusted diluted earnings per share	$0.84	$0.72	$1.19	$2.04
1 The income tax impact of adjustments is taken at the blended federal, state, and local tax rate of 25% with the exception of the impairment of an equity method investment of $4.4 million in 2025 and certain transaction related compensation in 2024.

Adjusted net income (loss) attributable to The Andersons, Inc. reflects reported net income (loss) available to The Andersons, Inc. common shareholders after the removal of specified items described above. Adjusted diluted earnings (loss) per share reflects the fully diluted EPS of The Andersons, Inc. after removal of the effect on EPS as reported of specified items described above. Management believes that Adjusted net income (loss) attributable to The Andersons, Inc. and Adjusted diluted earnings (loss) per share are useful measures of The Andersons, Inc. performance as they provide investors additional information about the operations of the company allowing better evaluation of underlying business performance and better comparability to previous periods. These non-GAAP financial measures are not intended to replace or be alternatives to Net income attributable to The Andersons, Inc. and Diluted earnings per share attributable to The Andersons, Inc. common shareholders as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s average number of diluted shares outstanding for each respective period in order to arrive at an adjusted diluted earnings (loss) per share amount for each specified item.

The Andersons, Inc.
Segment Data
(unaudited)

(in thousands)	Agribusiness	Renewables	Other	Total
Three months ended September 30, 2025
Sales and merchandising revenues	$1,988,907	$688,805	$—	$2,677,712
Cost of sales and merchandising revenues	1,861,997	644,843	—	2,506,840
Gross profit	126,910	43,962	—	170,872
Operating, administrative and general expenses	135,891	16,454	20,209	172,554
Interest expense (income), net	9,111	1,678	(311)	10,478
Other income, net	19,558	17,657	788	38,003
Income (loss) before income taxes	1,466	43,487	(19,110)	25,843
(Loss) income attributable to noncontrolling interests	(582)	6,515	—	5,933
Income (loss) before income taxes attributable to The Andersons, Inc.[1]	$2,048	$36,972	$(19,110)	$19,910
Adjustments to income (loss) before income taxes[2]	443	9,279	1,448	11,170
Adjusted income (loss) before income taxes attributable to The Andersons, Inc.[1]	$2,491	$46,251	$(17,662)	$31,080

Three months ended September 30, 2024
Sales and merchandising revenues	$1,876,042	$744,946	$—	$2,620,988
Cost of sales and merchandising revenues	1,756,697	687,166	—	2,443,863
Gross profit	119,345	57,780	—	177,125
Operating, administrative and general expenses	100,360	8,895	11,239	120,494
Interest expense (income), net	8,251	705	(595)	8,361
Other income, net	12,032	1,771	119	13,922
Income (loss) before income taxes	22,766	49,951	(10,525)	62,192
Income attributable to noncontrolling interests	—	24,096	—	24,096
Income (loss) before income taxes attributable to The Andersons, Inc.[1]	$22,766	$25,855	$(10,525)	$38,096
Adjustments to income (loss) before income taxes[2]	(3,536)	—	—	(3,536)
Adjusted income (loss) before income taxes attributable to The Andersons, Inc.[1]	$19,230	$25,855	$(10,525)	$34,560
[1] Income (loss) before income taxes attributable to The Andersons, Inc. for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.
[2] Additional information on the individual adjustments that are included in the adjustments to income (loss) before income taxes can be found in the Reconciliation to EBITDA and Adjusted EBITDA table. All adjustments are consistent with the EBITDA reconciliation with the exception of items where a portion of the expense is attributable to the noncontrolling interest and is represented in Income attributable to the noncontrolling interest within the reconciliation above. These adjustments include a $4.2 million difference in insured inventory and property damages and a $2.3 million difference in asset impairments in the Agribusiness segment for the three months ended September 30, 2025.

The Andersons, Inc.
Segment Data
(unaudited)

(in thousands)	Agribusiness	Renewables	Other	Total
Nine months ended September 30, 2025
Sales and merchandising revenues	$6,397,021	$2,075,658	$—	$8,472,679
Cost of sales and merchandising revenues	6,019,451	1,971,068	—	7,990,519
Gross profit	377,570	104,590	—	482,160
Operating, administrative and general expenses	374,392	35,188	43,317	452,897
Interest expense (income), net	33,268	3,101	(1,300)	35,069
Other income (loss), net	40,779	19,491	(573)	59,697
Income (loss) before income taxes	10,689	85,792	(42,590)	53,891
(Loss) income attributable to noncontrolling interests	(3,933)	23,863	—	19,930
Income (loss) before income taxes attributable to The Andersons, Inc.[1]	$14,622	$61,929	$(42,590)	$33,961
Adjustments to income (loss) before income taxes[2]	4,580	9,279	1,448	15,307
Adjusted income (loss) before income taxes attributable to The Andersons, Inc.[1]	$19,202	$71,208	$(41,142)	$49,268

Nine months ended September 30, 2024
Sales and merchandising revenues	$6,046,832	$2,087,578	$—	$8,134,410
Cost of sales and merchandising revenues	5,699,925	1,953,669	—	7,653,594
Gross profit	346,907	133,909	—	480,816
Operating, administrative and general expenses	295,187	25,718	35,561	356,466
Interest expense (income), net	20,980	2,158	(1,644)	21,494
Other income (loss), net	23,146	7,707	(202)	30,651
Income (loss) before income taxes	53,886	113,740	(34,119)	133,507
Income attributable to noncontrolling interests	—	47,674	—	47,674
Income (loss) before income taxes attributable to The Andersons, Inc.[1]	$53,886	$66,066	$(34,119)	$85,833
Adjustments to income (loss) before income taxes[2]	3,364	(3,117)	—	247
Adjusted income (loss) before income taxes attributable to The Andersons, Inc.[1]	$57,250	$62,949	$(34,119)	$86,080
[1] Income (loss) before income taxes attributable to The Andersons, Inc. for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.
[2] Additional information on the individual adjustments that are included in the adjustments to income (loss) before income taxes can be found in the Reconciliation to EBITDA and Adjusted EBITDA table. All adjustments are consistent with the EBITDA reconciliation with the exception of items where a portion of the expense is attributable to the noncontrolling interest and is represented in Income attributable to the noncontrolling interest within the reconciliation above. These adjustments include a $5.9 million difference in insured inventory and property damages and a $2.3 million difference in asset impairments in the Agribusiness segment for the nine months ended September 30, 2025.

The Andersons, Inc.
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)
A non-GAAP financial measure
(unaudited)

(in thousands)	Agribusiness	Renewables	Other	Total
Three months ended September 30, 2025
Net income (loss)	$1,466	$43,487	$(18,882)	$26,071
Interest expense (income)	9,111	1,678	(311)	10,478
Tax provision	—	—	(228)	(228)
Depreciation and amortization	19,941	12,096	610	32,647
EBITDA	30,518	57,261	(18,811)	68,968
Adjusting items impacting EBITDA:
Asset impairment	10,346	3,352	—	13,698
Transaction related compensation	1,712	—	—	1,712
Gain on sales of assets and businesses, net	(1,567)	—	—	(1,567)
Pension settlement	—	—	1,448	1,448
Insured inventory and property recoveries, net	(11,887)	—	—	(11,887)
Acquisition costs	—	5,927	—	5,927
Total adjusting items	(1,396)	9,279	1,448	9,331
Adjusted EBITDA	$29,122	$66,540	$(17,363)	$78,299

Three months ended September 30, 2024
Net income (loss)	$22,766	$49,951	$(21,256)	$51,461
Interest expense (income)	8,251	705	(595)	8,361
Tax provision	—	—	10,731	10,731
Depreciation and amortization	17,522	11,942	944	30,408
EBITDA	48,539	62,598	(10,176)	100,961
Adjusting items impacting EBITDA:
Transaction related compensation	1,668	—	—	1,668
Insured inventory and property recoveries, net	(5,204)	—	—	(5,204)
Total adjusting items	(3,536)	—	—	(3,536)
Adjusted EBITDA	$45,003	$62,598	$(10,176)	$97,425
Adjusted EBITDA is defined as earnings before interest, taxes and depreciation and amortization, adjusted for specified items. The company calculates adjusted EBITDA by removing the impact of specified items and adding back the amounts of interest expense, tax expense and depreciation and amortization to net income (loss). Management believes that adjusted EBITDA is a useful measure of the company’s performance as it provides investors additional information about the company’s operations allowing better evaluation of underlying business performance and improved comparability to prior periods. Adjusted EBITDA is a non-GAAP financial measure and is not intended to replace or be an alternative to net income (loss), the most directly comparable GAAP financial measure.

The Andersons, Inc.
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)
A non-GAAP financial measure
(unaudited)

(in thousands)	Agribusiness	Renewables	Other	Total
Nine months ended September 30, 2025
Net income (loss)	$10,689	$85,792	$(48,272)	$48,209
Interest expense (income)	33,268	3,101	(1,300)	35,069
Tax provision	—	—	5,682	5,682
Depreciation and amortization	62,025	36,005	2,028	100,058
EBITDA	105,982	124,898	(41,862)	189,018
Adjusting items impacting EBITDA:
Asset impairment	10,346	3,352	—	13,698
Loss on investments	7,178	—	—	7,178
Transaction related compensation	5,583	—	—	5,583
Severance expense	1,197	—	—	1,197
Gain on sales of assets and businesses, net	(4,757)	—	—	(4,757)
Insured inventory and property recoveries, net	(18,548)	—	—	(18,548)
Acquisition costs	—	5,927	—	5,927
Pension settlement	—	—	1,448	1,448
Total adjusting items	999	9,279	1,448	11,726
Adjusted EBITDA	$106,981	$134,177	$(40,414)	$200,744

Nine months ended September 30, 2024
Net income (loss)	$53,886	$113,740	$(51,030)	$116,596
Interest expense (income)	20,980	2,158	(1,644)	21,494
Tax provision	—	—	16,911	16,911
Depreciation and amortization	51,849	35,626	4,151	91,626
EBITDA	126,715	151,524	(31,612)	246,627
Adjusting items impacting EBITDA:
Transaction related compensation	8,568	—	—	8,568
Insured inventory and property recoveries, net	(5,204)	—	—	(5,204)
Gain on deconsolidation of joint venture	—	(3,117)	—	(3,117)
Total adjusting items	3,364	(3,117)	—	247
Adjusted EBITDA	$130,079	$148,407	$(31,612)	$246,874

The Andersons, Inc.
Trailing Twelve Months of EBITDA and Adjusted EBITDA
A non-GAAP financial measure
(unaudited)

	Three Months Ended,				Twelve months ended September 30, 2025
(in thousands)	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025
Net income	$54,104	$5,331	$16,807	$26,071	$102,313
Interest expense	10,266	13,096	11,495	10,478	45,335
Tax (benefit) provision	13,146	(2,118)	8,028	(228)	18,828
Depreciation and amortization	36,178	34,340	33,071	32,647	136,236
EBITDA	113,694	50,649	69,401	68,968	302,712
Adjusting items impacting EBITDA:
Transaction related compensation	2,536	2,103	1,768	1,712	8,119
Insured inventory and property damage (recoveries), net	(4,446)	4,502	(11,162)	(11,887)	(22,993)
Loss on investments	1,535	—	7,178	—	8,713
Severance expense	—	—	1,197	—	1,197
Gain on sale of businesses, net	—	—	(3,190)	(1,567)	(4,757)
Acquisition costs	3,193	—	—	5,927	9,120
Asset impairment	—	—	—	13,698	13,698
Pension settlement	—	—	—	1,448	1,448
Total adjusting items	2,818	6,605	(4,209)	9,331	14,545
Adjusted EBITDA	$116,512	$57,254	$65,192	$78,299	$317,257

	Three Months Ended,				Twelve months ended September 30, 2024
	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024
Net income	$78,437	$12,665	$52,470	$51,461	$195,033
Interest expense	8,101	6,522	6,611	8,361	29,595
Tax provision	13,324	1,303	4,876	10,731	30,234
Depreciation and amortization	31,306	30,949	30,269	30,408	122,932
EBITDA	131,168	51,439	94,226	100,961	377,794
Adjusting items impacting EBITDA:
Transaction related compensation	3,212	2,852	4,049	1,668	11,781
Gain on deconsolidation of joint venture	—	(3,117)	—	—	(3,117)
Goodwill impairment	686	—	—	—	686
Insured inventory and property recoveries, net	—	—	—	(5,204)	(5,204)
Total adjusting items	3,898	(265)	4,049	(3,536)	4,146
Adjusted EBITDA	$135,066	$51,174	$98,275	$97,425	$381,940

The Andersons, Inc.
Cash from Operations Before Working Capital Changes
A non-GAAP financial measure
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2025	2024	2025	2024
Cash provided by (used in) operating activities	$233,882	$(2,112)	$183,183	$62,695
Changes in operating assets and liabilities
Accounts receivable	66,246	(11,786)	42,850	3,498
Inventories	(129,572)	(198,776)	391,784	278,947
Commodity derivatives	(17,316)	13,317	2,541	49,327
Other current and non-current assets	14,816	(8,789)	(16,914)	(59,376)
Payables and other current and non-current liabilities	231,247	117,728	(405,399)	(433,069)
Total changes in operating assets and liabilities	165,421	(88,306)	14,862	(160,673)
Cash from operations before working capital changes	$68,461	$86,194	$168,321	$223,368
Cash from operations before working capital changes is defined as cash provided by (used in) operating activities before the impact of changes in working capital within the statement of cash flows. The Company calculates cash from operations by eliminating the effect of changes in accounts receivable, inventories, commodity derivatives, other assets, and payables and accrued expenses from the cash provided by (used in) operating activities. Management believes that cash from operations before working capital changes is a useful measure of the company’s performance as it provides investors additional information about the company’s operations allowing better evaluation of underlying business performance and improved comparability to prior periods. Cash from operations before working capital changes is a non-GAAP financial measure and is not intended to replace or be an alternative to cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.